CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS




Board of Directors
First Colonial Group, Inc.


         We have issued our report dated January 18, 2002, accompanying the consolidated financial statements included in the Annual Report of First Colonial Group, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2001. We hereby consent to the incorporation by reference of said report in the Registration Statements of First Colonial Group, Inc. on Form S-3 (File No. 33-21126, effective July 6, 1989) and on Forms S-8 (File No. 33-84400, effective September 17, 1994; File No. 333-24745, effective April 8, 1997; File No. 333-65426, effective July 19, 2001).




Grant Thornton LLP
Philadelphia, PA  19103
March 27, 2002